Exhibit 99.1
Robert A. Massey named Chief Operating Officer and
Tara G. Corthell named Chief Financial Officer and Treasurer of Hampden Bancorp, Inc. and Hampden Bank

Springfield, MA (NASDAQ GLOBENEWSWIRE) -- July 1, 2014: The Board of Directors of Hampden Bancorp, Inc. (“the Company”) (NASDAQ: HBNK), and Hampden Bank (“the Bank”) unanimously elected Robert A. Massey as Chief Operations Officer and Tara G. Corthell as Chief Financial Officer and Treasurer of the Company and the Bank effective July 1, 2014. As discussed in more detail below, Mr. Massey and Ms. Corthell have served in numerous leadership roles with the Company and the Bank.

Robert Massey has over 38 years of experience in Banking, most recently serving as Chief Financial Officer, a position he had held from 2008. He began his banking career with Amherst Savings Bank in 1976. During his career, Mr. Massey has held senior positions of responsibility for financial reporting, investments, retail banking, information technology, bank operations, human resources, and auditing. He joined Hampden Bank in 1991 as its Treasurer. Mr. Massey is a 1973 graduate of Holyoke Community College and 1975 graduate of The University of Massachusetts. Mr. Massey has served on the boards of several community organizations. He is currently the President of Hampden Savings Charitable Foundation, the Treasurer of Hampden Bank Charitable Foundation, Treasurer of Nonotuck Resource Associates, Inc., Audit Committee Chairman for The Western Massachusetts Council Boy Scouts of America and is a board member for The Pioneer Valley Chapter of the American Red Cross. Mr. Massey has been past President of the Great Trails Council Boy Scouts of America, Finance Officer of the American Legion Post #271 and a former instructor for the Center for Financial Training.

Tara Corthell joined Hampden Bank in 2006 as the Vice President, Finance Manager. In 2013, she was promoted to Senior Vice President, Director of Finance and she oversees the Finance and Accounting areas including internal and external financial reporting, managing the accounting department, budgeting, investments, borrowings, and other finance and accounting functions. She has earned a Bachelor of Science degree in Finance and Accounting as well as a Master of Science in Accounting from Western New England University. Prior to joining to the Bank she had held previous accounting and finance positions at The Hartford Insurance Company in Connecticut and State Street (formerly Investors Bank and Trust) in Boston, Massachusetts. She is an active member in several professional organizations and a student mentor at Brookings Elementary School in Springfield.

Glenn S. Welch, President and CEO stated, "I would like to congratulate Bob and Tara and thank them both for their contributions over the past year after the company reorganized to become a leaner, more efficient organization. Their leadership has been invaluable to our organization”.

About Hampden Bank

Since1852 Hampden Bank has been “brightening the days of its customers”. A local community bank serving the families and businesses throughout Hampden County, Hampden Bank has ten branch office locations in Springfield, Agawam, Longmeadow, West Springfield, Wilbraham, at Tower Square in downtown Springfield, Indian Orchard, and its newest location on Boston Road. In addition to offering the most up-to-date banking services, Hampden Bank offers clients a full array of insurance and financial products through its subsidiary, Hampden Financial, a strategic alliance created with Baystate Financial.

Media Contact:
Glenn S. Welch
Hampden Bancorp, Inc.
gwelch@hampdenbank.com
413-452-5144